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                                                                    Exhibit 99.1

                                   SALES PLAN

         This Sales Plan is made this 29th day of May 2003, (the "Sales Plan"), between Stanford Family Limited Partnership ("Seller") acting by a General Partner, Michael R. Stanford ("Stanford") and RAYMOND JAMES & ASSOCIATES ("Broker").

         WHEREAS, the Seller desires to establish this Sales Plan to sell shares of common stock (the "Stock") of the First State Bancorporation, FSNM, a New Mexico corporation (the "Issuer") to be acquired by Seller through cashless exercises of portions of his vested options (the "Options") granted to him under the Issuer's 1993 Stock Option Plan dated November 2, 1993; and transferred to Seller in accordance with the Issuers Stock Transfer Policy, and

         WHEREAS, the Seller, at the time of his execution of this Sales Plan, is not aware of any material, non-public information about the Issuer or any securities of the Issuer and is entering this Sales Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 or Rule 10b5-1 under the securities Exchange Act of 1934, as amended (the "Exchange Act"); and

         WHEREAS, the Seller desires to engage a Broker to effect exercises of the Options and sales of the Stock acquired on the exercise of the Options in accordance with the Sales Plan; and

         NOW THEREFORE, the Seller and Broker agree as follows:

         1. Broker is authorized to use its independent judgment during the three (3) month period during the term of this Sales Plan to exercise Options to acquire up to 21,000 shares of the Stock and sell the Stock acquired on the exercise of the Options at a price not less than $25.00 per share.

         2. Seller hereby appoints Broker as his Attorney-in-Fact for the limited purpose of exercising the Options pursuant to the Sales Plan.

         3. The initial term of this Sales Plan shall be for June 1, 2003, and ending September 1, 2003.

         This Sales Plan will terminate if:

             (a) Seller or Broker fails to comply with the terms of this Sales Plan;

             (b) Broker becomes aware of material, non-public information about the issuer;

             (c)      Upon the death of Mr. Stanford;

             (d) Issuer and/or Seller enter into an agreement that restricts exercises and/or Sales under this Sales Plan;

             (e) Broker receives notice that Seller for any reason has terminated this Sales Plan;

             (f) Seller receives notice that Broker for a any reason has terminated this Sales Plan;

             (g) Seller files for protection from Seller's creditors under the Bankruptcy Code or similar statute; or




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             (h)      Broker receives notice that a tender or exchange offer for the Stock has been commenced.

         4. Seller does not intend for any sales to result in a meaningful weakening of the price of the Stock. Accordingly, Broker is authorized to use its independent judgment in determining the number of shares of Stock to be acquired through exercise of the Option and to be sold each day.

         5. Seller will not exercise any control over the timing or volume of any exercises or sales of the Stock.

         6. Broker will provide Seller, or his representative, via e-mail after the close of the market on days on which exercises and sales have been made, with a summary, running total, and analysis of transactions to date. Broker shall simultaneously give the same notice by email or telephone to Patrick Dee, Executive Vice President and Chief Operating Officer or Chris Spencer, Senior Vice President and Chief Financial Officer of the Issuer, or his representative or successor, in order that the Issuer may assist the Seller's making timely reports under the requirements of the Exchange Act. The notification will not include any discussion of intention for future sales.

         7. Seller and Stanford represent and warrant that they are not aware of material, non-public information with respect to the Issuer or any securities of the Issuer (including the Stock), is not subject to the any legal, regulatory or contractual restriction or undertaking that would prevent the Broker from conducting Sales in accordance with the Sales Plan and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Seller will immediately notify the Broker if it becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the Broker from making Sales pursuant to this Sales Plan, and, in that case, Seller and Broker will cooperate to amend or otherwise revise this Sales Plan to take account of the legal, regulatory or contractual restriction or undertaking, however, neither party will be obligated to take any action that would be inconsistent with the requirements of Rule 10b5-1(c).

         8. The parties intend that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

         9. Broker agrees to conduct all public sales in accordance with the manner of sales and other requirements of Rule 144 under the Securities Act of 1933. Broker will not effect any sale if the sale would exceed the then applicable volume limitation under Rule 144, assuming Broker's sales under this Sale Plan are the only sales subject to that limitation. This paragraph is not intended, and will not, prohibit Broker from effecting sales through private placements.

         10. Seller will not take, and will ensure any person or entity with which he would be required to aggregate sales of Stock pursuant to Paragraph
(a)(2) or (e) of Rule 144 will not take, any action which would cause the sales to violate the requirements of Rule 144.

         11. Seller will make all required Form 144 filings.



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         12. Seller will make all filings, if any, required under Section 13(d)
and Section 16 of the Exchange Act.

         13. This Sales Plan will be governed by and construed in accordance with the laws of the State of New Mexico and may be modified and amended only by a writing signed by the parties and the Issuer.

         IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first above written.



                                            RAYMOND JAMES & ASSOCIATES

-----------------------------------
Stanford Family Limited Partnership

                                            By:
-----------------------------------            ---------------------------------
Michael R. Stanford                            Jeff Fordham
                                               Sr. Vice President




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